Exhibit 10.47

Equity Transfer Agreement

This Agreement is made and entered into as of August 28, 2024 by and among

Transferor:	Dong Renlu	(hereinafter referred to as Party A)

Unified social credit code/ID number:

Transferee: Chuangzhiyuan Environmental Holding (Shenzhen) Co., Ltd. (Hereinafter referred to as Party B)

Unified Social Credit Code/ID Card No.: 91440300MADFM1X90G

Target Company: Jushang (Hebei) Renewable Resources Co., Ltd. (Hereinafter referred to as the Target Company)

Unified Social Credit Code: 91130529MA7M9BRG1W

The registered capital of Jushang (Hebei) Renewable Resources Co., Ltd.Among them, Party A’s registered capital contribution is RMB 8 million, holding 80% of the shares of the target company, which has been paid in.In accordance with relevant laws and regulations, the parties to this Agreement have reached the following terms through friendly negotiation:

Article 1 Subject Matter and Price of Equity Transfer

1.1 As of the signing date of the agreement, the net assets of the Target Company are RMB 8,905,780. Party A transfers its 51% equity of the Target Company to Party B at a price of RMB 4,541,950.

1.2 The transaction between Party A and Party B shall comply with the Company Law of the People’s Republic of China and the Articles of Association of the Target Company. Other rights attached to the equity are transferred with the transfer of the equity.

Article 2 (Commitment and Guarantee)

2.1 The transferor guarantees that the equity transferred to the transferee in Article 1 of this contract is legally owned by the transferor. The transferor has the full and effective right of disposition. The Transferor guarantees that the equity transferred by it is free from any pledge or other security right and is not subject to recourse by any third party.

2.2 Party A and the Target Company shall cooperate with Party B to carry out industrial and commercial, articles of association and other changes.

Article 3 (Liability for Breach of Contract)

In case of breach of contract, the breaching party shall bear the direct and indirect losses caused to the observant party due to the breach of contract.

Article 4 (Method of Dispute Resolution)

This Agreement shall be governed by and construed in accordance with the relevant laws of the People’s Republic of China.

Any dispute arising from or in connection with this Agreement shall be settled by both parties through friendly negotiation. If the negotiation fails, a lawsuit shall be brought to the people’s court of the place of registration according to law.

Article 5 (Miscellaneous)

5.1 This Agreement is made in triplicate, one for each party, with the same legal effect.

5.2 In case of any matters not covered herein, Party A and Party B may sign a supplementary agreement, which shall have the same legal effect.

5.3 This Agreement is the true intention of the parties. If the version retained in the industrial and commercial administration department is inconsistent with this Agreement. The version retained by the industrial and commercial administration department is only used for the registration of equity industry and commerce, and is not legally binding on all parties. The rights and obligations of each party shall be subject to this Agreement.

5.4 This Agreement shall come into force upon signature by the parties hereto.

(No text below)

Party A (seal/signature): Dong Renlu
Legal Representative/Authorized Person:

Party B (seal/signature): Chuangzhiyuan Environmental Holdings (Shenzhen) Co., Ltd.
Legal Representative/Authorized Person:

Target Company: Jushang (Hebei) Renewable Resources Co., Ltd.
Legal Representative/Authorized Person: